Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Stephen D. Axelrod, CFA
Socket Communications, Inc.	Wolfe Axelrod Weinberger Associates, LLC
(510) 744-2735	(212) 370-4500
email: dave@socketcom.com	email: steve@wolfeaxelrod.com

Socket Communications Reports Second Quarter Profit of $0.01 per share

Second Quarter Revenue Grew 10 Percent over the Previous Sequential Quarter

NEWARK, CA -- July 21, 2005 -- Socket Communications, Inc. (NASDAQ: SCKT), the Mobile Connection™ Company, today reported net income applicable to common stockholders for the second quarter ended June 30, 2005 of $246,000 or $0.01 per share, compared to net income applicable to common stockholders of $43,000 or $0.00 per share for the same period a year ago, and compared to a net loss in the previous sequential quarter of ($404,000) or ($0.01) per share. The Company has been profitable for five of its last six quarters. Revenue for the quarter ended June 30, 2005 was $6.6 million, declining 2 percent compared to revenue of $6.7 million in the same quarter a year ago, and increasing 10 percent compared to revenue of $6.0 million in the previous sequential quarter.

The Company reported net loss applicable to common stockholders of ($158,000) or ($0.01 per share) for the six months ended June 30, 2005 compared to net income applicable to common stockholders of $83,000 or $0.00 per share for the six months ended June 30, 2004. Revenue for the first six months of 2005 was $12.6 million compared to revenue of $13.5 million for the same period a year ago.

The Company's balance sheet at June 30, 2005 included a cash balance of $6.5 million, reflecting a net increase of $0.6 million from the cash balance at December 31, 2004. Sources of cash for the six month period reflected positive cash flow from operations of $1.6 million, including working capital changes. Cash was used to pay down a bank line of credit by $0.7 million and for investment in property and equipment of $0.3 million. The current ratio (current assets divided by current liabilities) at June 30, 2005 was 1.8 to 1.0. The Company has no long term debt.

"We are pleased to report a profitable quarter and a return to sequential quarterly growth," said Kevin Mills, president and chief executive officer of Socket Communications. "Pocket PC model transitions that slowed sales in the first and second quarters are now largely completed, and we expect to see stronger sales in the second half of the year. Our Strategic Vertical Partner program and our focus on developer support are increasing the number of third party software applications that work with our products. We continue to expand our family of data collection and connectivity products to enhance enterprise productivity. And we have broadened our markets in now supporting bar code scanning on Symbian Series 60 and Series 80 smartphones. These actions are all designed to enhance and enable the productivity of the mobile worker in collecting data and staying connected while mobile."

During the quarter ended June 30, 2005, the Company announced the expansion of its Strategic Vertical Integrator Program, the launch of a feature-rich Bluetooth Development Kit for its next generation KwikBlue™ Modules with Bluetooth® 2.0 Wireless Technology, the release of Wi-Fi® Companion Software for Pocket PCs, the expansion of its portfolio of data collection products, and support for Microsoft's Windows Mobile 5.0 software platform for smartphones and Pocket PCs. These and other announcements are posted on the Company's website at http://www.socketcom.com/about/press.asp.

Other Financial Information

Revenue by product family for the three and six month periods ended June 30, 2005 compared to the corresponding periods in 2004 was as follows:

Product Family	Q2 2005 Revenue (Millions)	% Growth (Decline) over Q2 2004	Six Months 2005 Revenue (Millions)	% Growth (Decline) over 1H 2004
Bar Code Scanning Products	$ 2.8	17%	$ 5.0	2%
Connectivity Products	2.2	(6%)	4.3	(13%)
Peripheral Connection Products	0.8	(15%)	1.7	(8%)
Embedded Products	0.8	(31%)	1.6	(15%)
Totals	$ 6.6	(2%)	$ 12.6	(7%)

Revenue by product family for the quarter ended June 30, 2005 compared to the previous quarter ended March 31, 2005 was as follows:

Product Family	Q2 2005 Revenue (Millions)	Q1 2005 Revenue (Millions)	% Growth (Decline) over Q1 2005
Bar Code Scanning Products	$ 2.8	$ 2.1	30%
Connectivity Products	2.2	2.1	3%
Peripheral Connection Products	0.8	0.9	(5%)
Embedded Products	0.8	0.9	(15%)
Totals	$ 6.6	$ 6.0	10%

Growth during the second quarter of 2005 in bar code scanning product revenue was driven by increased sales of Cordless Hand Scanners with Bluetooth Wireless Technology. Embedded product revenue during the second quarter of 2005 was primarily from sale of KwikBlue modules. The sale of interface chips during the quarter was less than 10 percent of this revenue category. The decline in Embedded Products revenue was due to the phasing down of chip sales by customers for wide area network cards and the timing of Bluetooth modules orders which are expected to increase in the second half of the year.

The Company's revenue for the past four quarters has been affected by delays in the transition to new models of Pocket PCs by the two major Pocket PC manufacturers, including out of stock conditions for several months each due to higher than anticipated demand for the older models and bug fixes needed to the operating system software of the new Pocket PC models. The Pocket PC is the primary mobile device platform used with the Company's connection and data collection products, and the extended transition periods slowed down deployment of enterprise solutions that include the Company's products. The last major operating system software updates for the new models were posted by the two largest Pocket PC manufacturers during April and during the last week of June 2005, respectively, and the transition by the Pocket PC manufacturers has been successfully completed. The Company expects that customer purchasing delays caused by this transition will be largely corrected during the second half of this year as customers may now proceed to complete their product testing and field trials.

Gross profit on sales was 50 percent for the quarter and 51 percent for the six month period ended June 30, 2005 compared to 51 percent for the corresponding periods a year ago. Product margins are affected by product mix and by price discounts on higher volume sales, and tend to fluctuate within narrow ranges.

Research and development expense was $0.9 million for the quarters ended June 30, 2005 and 2004, and was $1.8 million for the six month periods ended June 30, 2005 and 2004. Engineering headcount and contract engineering services, the two largest research and development expenses, were at similar levels during all periods reported.

Sales and marketing expense increased to $1.6 million for the quarter ended June 30, 2005 compared to $1.5 million for the same period a year ago, and increased to $3.2 million for the six month period ended June 30, 2005 compared to $3.0 million for the same period a year ago. The increases resulted from higher sales and marketing headcount in 2005 and related travel expenses, and increased advertising and promotion.

General and administrative expense decreased to $0.6 million for the quarter ended June 30, 2005 compared to $0.9 million for the same period a year ago, and to $1.4 million for the six month period ended June 30, 2005 compared to $1.7 million for the same period a year ago. The decreases were primarily due to the costs in 2004 of defending a patent litigation lawsuit initiated by Khyber Technologies that was settled in July 2004, partially offset in the first quarter of 2005 by higher audit costs relating to a new requirement for the internal controls of the Company to be audited as mandated by Sarbanes-Oxley Section 404.

Preferred stock dividends are paid quarterly to the remaining holders of Series F Convertible Preferred Stock issued in March 2003 and were lower in 2005 due to the conversion of Preferred Stock into common stock at the option of the holder. Approximately 70% of the Preferred Stock has been converted into common stock. All remaining shares of Series F Convertible Preferred Stock convert into common stock in March 2006 unless sooner converted by the holder.

Quarterly Management Conference Call

Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com or participants may join the call by telephone at (800) 366-7417 or hear a replay via telephone at 800-405-2236, access code 11034714# for a week following the call.

About Socket Communications

Socket Communications, Inc., the Mobile Connection™ Company, provides a broad range of connectivity and data collection products for mobile devices that enhance enterprise productivity using Microsoft's Windows Mobile, CE, XP, and Palm, RIM, and Symbian-based operating systems. These mobile devices include PDAs, Smartphones, Tablet PCs and notebooks that support standard expansion mechanisms. Socket's Mobility Friendly™ products are feature-rich while promoting ease of use and lead the market with the smallest footprint and the most Battery Friendly® power consumption in their class. Socket's Development Services team provides hardware developers with solutions using mobilityIC™ interface chips, KwikBlue™ modules with embedded Bluetooth® Wireless Technology, as well as other technologies implemented in Socket's wide range of products. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or www.socketcom.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for general market growth of handheld computers and other mobile computing devices, growth in demand for our products, expansion of the markets that we serve, adoption of our embedded products by third-party manufacturers of electronic devices, and the timing of the introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, the integration of our products in third party hardware and software solutions, product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, MyNavigator and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance All other trademarks and trade names contained herein may be those of their respective owners. © 2005, Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue	$ 6,580	$ 6,732	$ 12,562	$ 13,475
Cost of revenue	3,268	3,317	6,202	6,628
Gross margin	3,312	3,415	6,360	6,847
Gross margin percent
	50%	51%	51%	51%
Research and development	898	910	1,787	1,834
Sales and marketing	1,558	1,470	3,193	2,989
General and administrative	579	896	1,412	1,743
Amortization of intangibles	36	92	131	184
Total operating expenses
	3,071	3,368	6,523	6,750
Interest income, net	17	9	29	12
Net income (loss)	258	56	(134)	109
Preferred stock dividends	(12)	(13)	(24)	(26)
Net income (loss) applicable to common stockholders	$ 246	$ 43	$ (158)	$ 83
Basic and diluted net income (loss) per share applicable to common stockholders	$ 0.01	$ 0.00	$ (0.01)	$ 0.00
Weighted average shares outstanding: Basic Diluted	30,161 32,301	30,013 34,045	30,158 30,158	29,974 34,195

Socket Communications, Inc. Condensed Consolidated Summary Balance Sheets (Amounts in Thousands)
	June 30, 2005 (Unaudited)	December 31, 2004*
Cash	$ 6,547	$ 5,932
Accounts receivable	3,301	4,009
Inventories	2,549	2,941
Other current assets	149	160
Property and equipment, net	523	479
Goodwill	9,798	9,798
Intangible technology	821	952
Other assets	164	129
Total assets	$ 23,852	$ 24,400

Accounts payable and accrued liabilities	$ 3,490	$ 3,350
Bank line of credit	2,296	2,949
Deferred income on shipments to distributors	1,177	1,056
Capital leases/other non-current liabilities	72	93
Common and convertible preferred stock	50,649	50,626
Accumulated deficit	(33,832)	(33,674)
Total Liabilities and Equity	$ 23,852	$ 24,400
*Derived from audited financial statements.

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